 Virginia Mines Inc.
(an exploration company)
Interim Balance Sheet (unaudited)

(expressed in Canadian dollars)
	As at	As at
	November 30,	February 28,
	2009	2009
	$	$

Assets

Current assets
Cash and cash equivalents	9,464,600	7,633,221
Short-term investments	27,972,696	26,536,059
Tax credits for mining exploration and commodity taxes receivable	6,909,235	5,301,050
Other amounts receivable	95,796	134,038
Prepaid expenses	58,584	73,647

	44,500,911	39,678,015

Long-term investments (note 3)	1,340,099	1,212,000

Derivative financial instrument (note 4)	1,038,000	-

Property, plant and equipment	103,435	122,689

Mining properties (note 5)	27,279,585	27,074,379

	74,262,030	68,087,083

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 6)	1,029,088	1,211,983

Deferred revenues (note 7)	902,250	-

Shareholders' Equity

Share capital	109,313,773	106,162,531
Warrants	51,088	26,962
Stock options	4,572,697	4,745,715
Contributed surplus	349,987	142,038
Deficit	(42,624,764)	(43,246,993)
Accumulated other comprehensive income (loss)	667,911	(955,153)

	72,330,692	66,875,100

	74,262,030	68,087,083

Commitments (note 13)

Subsequent event (note 14)

The accompanying notes are an integral part of these financial statements.

Approved by the Board of Directors

(signed) André Gaumond	, Director	(signed) André Lemire	, Director

Virginia Mines Inc.
(an exploration company)
Interim Statements of Earnings (unaudited)

(expressed in Canadian dollars)
	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2009	2008	2009	2008
	$	$	$	$

General and administrative expenses
Salaries	194,909	172,976	616,488	681,705
Professional and maintenance fees	69,549	75,808	171,759	322,356
Rent, office expenses and other	192,638	227,751	471,663	588,586
Stock-based compensation	-	48,328	369,657	608,262
Depreciation of property, plant and equipment	6,292	7,825	18,909	22,494
General exploration costs	142,200	68,523	312,119	216,204
Grants, credit on duties refundable for loss and refundable
tax credit for resources	(60,848)	(30,955)	(138,055)	(97,937)
Cost of mining properties abandoned or written off	479,721	1,368,848	1,887,510	1,548,311
	1,024,461	1,939,104	3,710,050	3,889,981

Other income (expenses)
Dividends and interest	200,016	360,859	649,778	1,239,374
Fees invoiced to partners	41,787	154,837	144,283	896,795
Gain on sale of mining properties (note 5)	-	-	850,299	-
Option payment received in excess of cost of mining property	-	-	18,549	14,238
Gain on sale of available-for-sale investments	515,141	25,325	957,322	522,734
Other than temporary write-down on available-for-sale
investments	(192,955)	-	(192,955)	(1,056,050)
Gain (loss) on investments held for trading (note 4)	96,000	(193,464)	1,096,204	(246,320)
Gain (loss) on investments designated as held for trading	(48,431)	(361,208)	694,421	(372,180)
	611,558	(13,651)	4,217,901	998,591

Earnings (loss) before income taxes	(412,903)	(1,952,755)	507,851	(2,891,390)
Future income taxes	28,977	(224,812)	114,378	(386,377)
Net earnings (net loss) for the period	(383,926)	(2,177,567)	622,229	(3,277,767)

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Comprehensive Income (Loss) (unaudited)

(expressed in Canadian dollars)
	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2009	2008	2009	2008
	$	$	$	$

Net earnings (net loss) for the period	(383,926)	(2,177,567)	622,229	(3,277,767)

Other comprehensive income (loss)
Unrealized gain (loss) on available-for-sale investments, net of related income taxes of $78,420 and $223,294
($220,855 and $448,740 in 2008)	504,627	(3,067,729)	2,323,940	(4,298,308)
Reclassification of other than temporary declines in value on available-for-sale investments to net earnings, net
of related income taxes of $19,843 ($144,040 in 2008)	127,687	-	127,687	777,814
Reclassification of gains on available-for-sale investments
realized upon sale to net earnings, net of related income
taxes of $69,286 and $128,759 ($3,957 and $81,677 in 2008)	(445,855)	(21,368)	(828,563)	(441,057)

	186,459	(3,089,097)	1,623,064	(3,961,551)

Comprehensive income (loss) for the period	(197,467)	(5,266,664)	2,245,293	(7,239,318)

Basic net earnings (net loss) per share (note 11)	(0.013)	(0.079)	0.021	(0.120)

Diluted net earnings (net loss) per share (note 11)	(0.013)	(0.079)	0.021	(0.120)

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Changes in Shareholders' Equity (unaudited)

(expressed in Canadian dollars)
	Nine-Month Periods Ended November 30,

	2009	2008
	$	$
Share capital (note 8)
Balance - Beginning of period	106,162,531	98,204,815
Stock options exercised	789,861	204,002
Issuance of shares for cash consideration	2,575,736	4,500,000
Share issue expenses	(214,355)	(268,388)

Balance - End of period	109,313,773	102,640,429

Warrants (note 9)
Balance - Beginning of period	26,962	-
Granted	24,126	26,962

Balance - End of period	51,088	26,962

Stock options (note 10)
Balance - Beginning of period	4,745,715	3,966,778
Stock-based compensation	369,657	608,262
Exercised	(334,726)	(80,752)
Expired	(207,949)	(101,191)

Balance - End of period	4,572,697	4,393,097

Contributed surplus
Balance - Beginning of period	142,038	29,481
Stock options expired	207,949	101,191

Balance - End of period	349,987	130,672

Deficit
Balance - Beginning of period	(43,246,993)	(39,638,943)
Net earnings (net loss) for the period	622,229	(3,277,767)

Balance - End of period	(42,624,764)	(42,916,710)

Accumulated other comprehensive income (loss)
Balance - Beginning of period	(955,153)	2,018,339
Other comprehensive income (loss)	1,623,064	(3,961,551)

Balance - End of period	667,911	(1,943,212)

Deficit and accumulated other comprehensive income as at November 30, 2009 total $41,956,853 ($44,202,146 as at February 28, 2009).

The accompanying notes are an integral part of these interim financial statements

Virginia Mines Inc.
(an exploration company)
Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)
	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2009	2008	2009	2008
	$	$	$	$
Cash flows from (used in) operating activities
Net earnings (net loss) for the period	(383,926)	(2,177,567)	622,229	(3,277,767)
Variation of deferred revenues	325,480	-	902,250	-
Items not affecting cash and cash equivalents
Future income taxes	(28,977)	224,812	(114,378)	386,377
Loss (gain) on investments designated as held for trading	48,431	361,208	(694,421)	372,180
Loss (gain) on investments held for trading	(96,000)	193,464	(1,038,000)	246,320
Other than temporary write-down on available-for-sale
investments	192,955	-	192,955	1,056,050
Gain on sale of available-for-sale investments	(515,141)	(25,325)	(957,322)	(522,734)
Option payment received in excess of cost of mining property	-	-	(18,549)	-
Gain on sale of mining properties	-	-	(850,299)	-
Cost of mining properties abandoned or written off	479,721	1,368,848	1,887,510	1,548,311
Depreciation of property, plant and equipment	6,292	7,825	18,909	22,494
Stock-based compensation	-	48,328	369,657	608,262
	28,835	1,593	320,541	439,493

Net change in non-cash working capital items
Tax credits for mining exploration and commodity
taxes receivable	43,212	126,106	22,508	238,829
Other amounts receivable	(20,624)	382,838	38,242	96,476
Prepaid expenses	86,576	(4,479)	15,063	(53,852)
Accounts payable and accrued liabilities	(358,700)	711,501	(246,986)	(1,414,172)
	(249,536)	1,215,966	(171,173)	(1,132,719)
	(220,701)	1,217,559	149,368	(693,226)

Cash flows from financing activities
Issuance of common shares, net of share issue expenses	2,834,222	500	2,840,642	4,381,824

Cash flows from (used in) investing activities
Disposition of short-term investments	3,202,422	1,247,743	2,155,699	6,603,553
Disposition of long-term investments	22,515	-	365,050	-
Acquisition of mining properties and capitalized
exploration costs	(1,546,044)	(5,201,314)	(3,681,670)	(13,918,766)
Change in credit on duties refundable for loss and refundable
tax credit related to exploration costs	(60,848)	3,907,541	(138,055)	4,933,908
Disposition (acquisition) of property, plant and equipment	334	(7,802)	345	(117,692)
Option payments received	-	-	140,000	45,763
	1,618,379	(53,832)	(1,158,631)	(2,453,234)

Net change in cash and cash equivalents	4,231,900	1,164,227	1,831,379	1,235,364
Cash and cash equivalents - Beginning of period	5,232,700	8,736,391	7,633,221	8,665,254
Cash and cash equivalents - End of period	9,464,600	9,900,618	9,464,600	9,900,618

The accompanying notes are an integral part of these interim financial statements

Virginia Mines Inc.
(an exploration company)
Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)

Supplemental information
	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2009	2008	2009	2008
	$	$	$	$
Items not affecting cash and cash equivalents related to
financing and investing activities
Credit on duties refundable for loss and refundable tax
credit related to exploration costs applied against
mining properties	6,815,020	5,014,884	6,815,020	5,014,884
Acquisition of mining properties included in accounts
payable and accrued liabilities	336,408	202,665	336,408	202,665
Warrants granted and included in issue expenses	24,126	-	24,126	26,962
Stock options exercised and included in share capital	330,684	-	334,726	80,752
Stock options expired and included in contributed surplus	141,663	57,991	207,949	101,191
Mining properties sold in consideration of short-term
investments	-	-	889,255	-

Interest received	150,206	240,331	522,688	866,539

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

1	Interim financial information

The financial information as at November 30, 2009 and for the three and nine-month periods ended November 30, 2009 and 2008 are unaudited. However, in the opinion of management, all adjustments necessary to present fairly the results of these periods have been included. The adjustments made were of a normal recurring nature. Interim results may not necessarily be indicative of results anticipated for the year.

These unaudited interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and use the same accounting policies and methods used in the preparation of Virginia Mines Inc.'s (the "Company") most recent annual financial statements. However, all disclosures required for annual financial statements have not been included in these financial statements. These unaudited interim financial statements should therefore be read in conjunction with the Company's most recent annual audited financial statements.

2	Impact of New Accounting Standards Not Yet Adopted

Financial instruments - Disclosures

In June 2009, the Canadian Accounting Standards Board issued amendments to Section 3862, Financial Instruments -Disclosures,to improve disclosure requirements on fair value measurement and liquidity risk. The amendments are effective for the Company's February 28, 2010 annual financial statements. As the amendments only concern disclosure requirements, they will not have a significant impact on results or financial position.

3	Long-term investments

In August 2007, the Canadian third-party Asset-Backed Commercial Paper ("ABCP") market was hit by a liquidity disruption. Since then, the securities held by the Company have not been traded in an active market.

On August 16, 2007, a group of financial institutions and other parties agreed, pursuant to the Montreal Accord, to a standstill period in respect of ABCP sold by 23 conduit issuers. A Pan-Canadian Investors Committee (the "Committee") was subsequently established to oversee the orderly restructuring of these instruments during this standstill period.

On January 21, 2009, the Committee announced that the third-party ABCP restructuring plan had been implemented. Pursuant to the terms of the plan, holders of ABCP had their short-term commercial paper exchanged for longer-term notes whose maturities match those of the assets previously contained in the underlying conduits. As at this date, the Company held a portfolio of $3,800,000 principal amount in non-bank sponsored ABCP.

Also on January 21, 2009, the ABCP held by the Company at that date was exchanged for new securities. The new notes had a par value of $3,768,137, but during the three-month period ended November 30, 2009, the Company received $22,515 ($365,050 since the beginning of the year) in principal repayments on notes and accounted a gain of $12,898 ($248,269 since the beginning of the year), which is presented under caption Gain (loss) on investments designated as held for trading.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

As at November 30, 2009, the notes had a par value of $3,403,087 and were detailed as follows:

MAV 2
Class A-1 Synthetic Notes	$790,363
Class A-2 Synthetic Notes	498,716
Class B Synthetic Notes	90,531
Class C Synthetic Notes	42,732
Tracking Notes - Traditional Assets (TA)	64,078
$1,486,420
MAV 3
Tracking Notes - Traditional Assets (TA)	$162,209
Tracking Notes - Ineligible Assets (IA)	1,754,458
$1,916,667

The Company also received, during the three-month period ended May 31, 2009, its share of accrued interest on ABCP. An amount of $58,204 was accounted in reduction of the unrealized loss in ABCP, presented under caption Gain (loss) on investments held for trading.

On November 30, 2009, the Company remeasured its new notes at fair value. During this valuation, the Company reviewed its assumptions to factor in new information available at that date, as well as the changes in credit market conditions. The Company gave due consideration, in particular, to new information released by BlackRock Canada Ltd. ( "BlackRock"), which was appointed to administer the assets on the plan implementation date. BlackRock issues monthly valuation reports on the value of ABCP supported primarily by subprime assets in the U.S. (IA) and ABCP supported exclusively by traditional securitized assets (TA). For the quarter, the Company’s management measured the fair value of its assets from these two classes using said reports.

Since there is no active market for the other notes, the Company’s management has estimated the fair value of these assets by discounting future cash flows determined using a valuation model that incorporates management’s best estimates based as much as possible on observable market data, such as the credit risk attributable to underlying assets, relevant market interest rates, amounts to be received and maturity dates. The Company also took into account the information released by Dominion Bond Rating Service ("DBRS") on August 11, 2009. DBRS downgraded ABCP supported by synthetic assets or a combination of synthetic and traditional securitized assets of Class A-2 to "BBB-". Prior to this downgrading, this class of ABCP had "A" rating. For the purposes of estimating future cash flows, the Company assigned an average discount rate of 13.9% with an estimated average term of 7.2 years and used an average yield coupon rate of 2.4%.

As at November 30, 2009, the fair value of the notes was estimated to $1,340,099. As a result of this valuation, the Company recognized during the three-month period ended November 30, 2009 an unrealized loss in the notes of $84,135 (unrealized loss of $177,000 for the three-month period ended November 30, 2008) and for the nine-month period ended November 30, 2009 an unrealized gain of $244,881 (unrealized loss of $138,000 for the nine-month period ended November 30, 2008). These amounts are presented under caption Gain (loss) on investments designated as held for trading for the periods ended November 30, 2009 and under caption Gain (loss) on investments held for trading for the periods ended November 30, 2008.

A variation of ±1% in the estimated discount rate would impact the estimated fair value of the Company’s investment in the notes by approximately $85,000.

In the absence of an active market, the fair value of the new notes is determined using a weighting approach and the foregoing assumptions and is based on the Company’s assessment of market conditions as at November 30, 2009. The reported fair value may change materially in subsequent periods. The Company believes that these differences will not have a material impact on the Company’s financial condition.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

4	Derivative financial instrument

On March 16, 2009, the Company signed a credit agreement with its financial institution (the "Bank") to receive a revolving credit facility of up to $1,487,278, which represents 75% of the par value of the MAV 3 Tracking Notes Ineligible Assets ("Restructured Notes IA") received in exchange for ABCP supported by ineligible assets. In exchange, the Company contracted to a mortgage and a first plan security on Restructured Notes IA. These are held in a security account subject to the Bank securities and held by a trust. The initial maturity of the credit agreement is two years from February 23, 2009.

Under the credit agreement, the Company will have the option, from February 23, 2011, to dispose of Restructuring Notes IA in favour of the Bank in settlement of facility capital due on the revolving credit line for a maximum amount of $1,487,278, regardless the fair value of Restructuring Notes IA at the option exercise date.

The Company's management will estimate the fair value of this option by using a model of valuation (Black & Scholes) with observable data, if available.

As at March 16, 2009, the fair value of this option was estimated at $1,284,000 and was classified as held for trading in the Company's financial statements.

Following a Restructured Notes IA capital reimbursement made during the current year, the maximal revolving credit was reduced and established to $1,315,844.

As at November 30, 2009, the Company remeasured its option at fair value, which now is at $1,038,000. A gain of $96,000 for the three-month period ended November 30, 2009 (gain of $1,038,000 since the beginning of the year) is presented under caption Gain (loss) on investments held for trading.

A variation of ±1% in the risk-free interest rate would impact the option fair value by approximately $16,000.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

5	Mining properties
					Mining Properties Abandoned, Written Off, Under Option or Sold, Credit on Duties Refundable for Loss, Refundable Tax Credit for Resources

						Balance as at
	# Claims /	Undivided	Balance as at	Costs		November 30,
	# Permits	Interest	March 1, 2009	Incurred		2009
		%	$	$	$	$
Anatacau	207
Acquisition costs		0	46,045	2,880	-	48,925
Exploration costs			602,089	282,476	(130,221)	754,344
			648,134	285,356	(130,221)	803,269

Ashuanipi	588
Acquisition costs		100	153,985	45,840	(114,520)	85,305
Exploration costs			989,324	46,013	(202,042)	833,295
			1,143,309	91,853	(316,562)	918,600

Corvet Est	601
Acquisition costs		50	51,063	10,380	(4,906)	56,537
Exploration costs			1,081,366	148,485	(158,572)	1,071,279
			1,132,429	158,865	(163,478)	1,127,816

Coulon	910
Acquisition costs		100	5,037,616	53,498	(234,407)	4,856,707
Exploration costs			7,323,148	50,646	(648,545)	6,725,249
			12,360,764	104,144	(882,952)	11,581,956

Éléonore Régional	876
Acquisition costs		100	239,100	25,641	-	264,741
Exploration costs			643,764	49,955	(23,029)	670,690
			882,864	75,596	(23,029)	935,431

FCI	412
Acquisition costs		100	97,443	18,720	(3,750)	112,413
Exploration costs			642,305	8,431	(25,137)	625,599
			739,748	27,151	(28,887)	738,012

	(forward)		16,907,248	742,965	(1,545,129)	16,105,084

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

					Mining Properties Abandoned, Written Off, Under Option or Sold, Credit on Duties Refundable for Loss, Refundable Tax Credit for Resources

						Balance as at November 30, 2009
	# Claims / # Permits	Undivided Interest	Balance as at March 1, 2009	Costs Incurred

		%	$	$	$	$

	(brought forward)		16,907,248	742,965	(1,545,129)	16,105,084

Lac Pau	631
Acquisition costs		100	73,446	30,709	-	104,155
Exploration costs			156,630	620,500	(286,051)	491,079
			230,076	651,209	(286,051)	595,234

Lac Gayot	414
Acquisition costs	1	100	2,190,983	-	(29,600)	2,161,383
Exploration costs			770,942	-	(10,400)	760,542
			2,961,925	-	(40,000)	2,921,925

Nichicun	610
Acquisition costs		100	92,049	20,553	-	112,602
Exploration costs			104,982	57,635	(26,570)	136,047
			197,031	78,188	(26,570)	248,649

Poste Lemoyne Ext.	446
Acquisition costs		100	1,108,479	35,880	-	1,144,359
Exploration costs			2,868,827	987,332	(426,198)	3,429,961
			3,977,306	1,023,212	(426,198)	4,574,320

Wabamisk	768
Acquisition costs		100	228,877	3,300	-	232,177
Exploration costs			794,058	399,966	(184,384)	1,009,640
			1,022,935	403,266	(184,384)	1,241,817

Others
Acquisition costs			974,254	56,284	(361,885)	668,653
Exploration costs			803,604	779,119	(658,820)	923,903
			1,777,858	835,403	(1,020,705)	1,592,556
			27,074,379	3,734,243	(3,529,037)	27,279,585

All mining properties are located in the province of Quebec.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Change in mining properties

Balance as at March 1, 2009	27,074,379

Costs incurred during the period

Claims and permits	303,685
Analyses	300,943
Drilling	203,617
Geophysics	68,603
Geochemistry	35,134
Geology	676,785
Transport	918,651
Fees	1,087,895
Accommodation	138,930
3,734,243

Mining properties under option	(121,451)
Mining properties abandoned, written off or sold (a)	(1,914,948)
Credit on duties refundable for loss and refundable tax credit
for resources	(1,492,638)

(3,529,037)

Balance as at November 30, 2009	27,279,585

(a)  On May 26, 2009, the Company sold to Agnico-Eagle Mines Ltd. a 100% interest in the 52 claims of the Dieppe property, in exchange for the issuance to the Company of $1,000,000 in common shares of Agnico-Eagle Mines Ltd. The value of the shares received has been reduced by 13% as to consider the four-month period sale restriction. The gain of $850,299 arising from this transaction is presented in the financial statements under caption Gain on sale of mining properties.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

6	Accounts payable and accrued liabilities
	As at	As at
	November 30,	February 28,
	2009	2009
	$	$

Companies held by Directors	11,228	11,500
Advances from partners	354,915	664,891
Other	662,945	535,592

	1,029,088	1,211,983

7	Deferred revenues

Advance payments on the royalty held by the Company on the Éléonore deposit started on April 1, 2009. These payments are made by Les Mines Opinaca, a subsidiary held 100% by Goldcorp Inc., paid on the basis of US$100,000 per month up to 50 months, unless the mine production was preceded. In such case, the royalties will be paid according to deposit production.

To secure these advance payments, Goldcorp granted to the Company a US$5 million immovable hypothec on the Éléonore property.

The Company will recognize the income of these advances payments once the Éléonore mine goes into commercial production, because the first production royalties will be paid out of advance payments received by the Company.

Should the Éléonore mine not be brought to production, the Company will consider the advance payments as revenues.

8	Share capital

For the three and nine-month periods ended November 30, 2009 and 2008, the number of shares changed as follows:

	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2009	2008	2009	2008

Balance - Beginning of period	29,203,776	27,535,110	29,201,776	27,005,110

Stock options exercised	115,500	-	117,500	30,000

Issuance of shares for cash consideration (a)	297,086	-	297,086	500,000

Balance - End of period	29,616,362	27,535,110	29,616,362	27,535,110

(a) On November 19, 2009, the Company completed a private placement of 297,086 flow-through common shares at a price of $8.67 per share for gross proceeds of $2,575,736. Issuance fees of $214,355 were incurred, including the issuance of 17,825 warrants entitling the holder to subscribe to one common share of the Company at a price of $6.58 until November 19, 2011. A fair value of $24,126 has been assigned to the warrants.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

9	Warrants

As at November 30, 2009, there were 42,825 warrants outstanding and exercisable. Of this number, 25,000 are exercisable at $9.00 and will expire on December 5, 2009 and 17,825 are exercisable at $6.58 and will expire on November 19, 2011.

For the three and nine-month periods ended November 30, 2009 and 2008, the number of warrants changed as follows:

	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2009	2008	2009	2008

Outstanding and exercisable - Beginning of period	25,000	25,000	25,000	-
Granted	17,825	-	17,825	25,000

Outstanding and exercisable - End of period	42,825	25,000	42,825	25,000

10	Stock options

For the three and nine-month periods ended November 30, 2009 and 2008, the number of stock options changed as follows:

	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2009	2008	2009	2008

Outstanding - Beginning of period	1,821,250	1,584,250	1,701,500	1,367,000
Stock-based compensation	-	-	142,750	261,250
Exercised	(115,500)	-	(117,500)	(30,000)
Expired	(39,000)	(19,000)	(60,000)	(33,000)

Outstanding - End of period	1,666,750	1,565,250	1,666,750	1,565,250

Exercisable - End of period	1,641,750	1,490,250	1,641,750	1,490,250

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

The granted options vest immediately, except for 25,000 options granted to an officer, which will vest until December 16, 2009, and are exercisable over a maximum period of ten years following the grant date. The following table summarizes information about stock options outstanding and exercisable as at November 30, 2009:

Options Outstanding				Options Exercisable
			Weighted Average Exercise Price $		Weighted Average Exercise Price $
		Weighted Average Remaining Contractual Life (years)
Range of Exercise
Price	Number			Number

$3.21 to $4.44	1,131,000	7.08	4.02	1,131,000	4.02
$5.22 to $7.08	535,750	8.17	6.15	510,750	6.16

11	Earnings per Share
	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2009	2008	2009	2008

Basic weighted average number of shares outstanding	29,338,296	27,535,110	29,247,134	27,351,823
Stock options	229,803	-	76,197	162,024

Diluted weighted average number of shares outstanding	29,568,099	27,535,110	29,323,331	27,513,847

Items excluded from the calculation of diluted
earnings per share because the exercise price was greater
than the average quoted value of the common shares
Warrants	42,825	25,000	42,825	25,000
Stock options	535,750	1,565,250	1,038,750	595,750

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

12	Financial Instruments
The classification of financial instruments as at November 30, 2009 and as at February 28, 2009 is summarized as follows:
						As at November 30, 2009
							Carrying value	Fair value
	Held for trading		Available for sale		Loans and receivables	Other financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	9,464,600		-		-	-	9,464,600	9,464,600
Short-term investments	1,519,646	(a)	26,453,050	(b)	-	-	27,972,696	27,972,696
Other amounts receivable	-		-		95,796	-	95,796	95,796
Long-term investments	1,340,099	(c)	-		-	-	1,340,099	1,340,099
Derivative financial instrument	1,038,000		-		-	-	1,038,000	1,038,000
	13,362,345		26,453,050		95,796	-	39,911,191	39,911,191
Financial liabilities
Accounts payable and accrued
liabilities	-	-	-	1,029,088	1,029,088	1,029,088

							As at February 28, 2009
							Carrying value	Fair value
	Held for trading		Available for sale		Loans and receivables	Other financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	7,633,221		-		-	-	7,633,221	7,633,221
Short-term investments	1,346,694	(a)	25,189,365	(b)	-	-	26,536,059	26,536,059
Other amounts receivable	-		-		134,038	-	134,038	134,038
Long-term investments	1,212,000	(c)	-		-	-	1,212,000	1,212,000
	10,191,915		25,189,365		134,038	-	35,515,318	35,515,318

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	1,211,983	1,211,983	1,211,983

(a) Convertible debentures designated as held for trading and warrants
(b) Bonds, trust units and shares
(c) MAV 2 and MAV 3 notes designated as held for trading

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash and cash equivalents are valued at fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the Company. When a bid price is not available, the Company uses the closing price of the most recent transaction on such instrument.

The fair value of convertible debentures is established in a manner similar to available-for-sale short-term investments. Since there is no active market for the warrants, the Company determines the fair value using an option pricing model (Black & Scholes model) with observable data.

The fair value of long-term investments and derivative financial instruments was determined using the method described in notes 3 and 4, respectively.

As at November 30, 2009, gross unrealized losses on available-for-sale securities totalled $213,080. Of this sum, an amount of $7,712 is related to bonds and results from changes in market interest rates and not from deterioration in the creditworthiness of issuers. The balance of $205,368 related to common shares and trust units is mainly explained by fluctuation of prices in the market. The Company has the ability and intends to hold these securities for a period of time sufficient to allow for recovery in fair value. It determined that the gross unrealized losses are temporary in nature.

The total interest income for financial assets that are not classified as held for trading for the three and nine-month periods ended November 30, 2009 are $138,000 and $433,000 respectively ($176,000 and $591,000 for the three and nine-month periods ended November 30, 2008).

13	Commitments

The Company is committed to incur exploration expenses of $2,575,736 by December 31, 2010 and transfer these expenditures to the subscribers of its flow-through share underwriting completed on November 19, 2009. As at November 30, 2009, the Company had spent approximately $176,000 according to this commitment.

14	Subsequent event

On December 11, 2009, the Company proceeded with the closing of an addtional private placement of 146,830 flow-through common shares at a price of $8.67 per share for gross proceeds of $1,273,016. Proceeds from the offering will be used to fund exploration work on the Company's numerous projects.

15	Comparative figures

Certain comparative figures have been reclassified in the financial statements (mainly in the Statement of Earnings) to comply with the current period presentation.